FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES EXPIRATION OF EXCHANGE OFFER AND CONSENT SOLICITATION

January 25, 2018 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW), or SAE, today announced the expiration at 5:00 p.m., New York City time, on January 24, 2018 (the “Expiration Time”), of its previously announced (A) offer to eligible holders of record (“Second Lien Holders”) of its 10.000% Senior Secured Second Lien Notes due 2019 (the “Existing Notes”) and eligible holders of record (“Stub Notes Holders,” and together with the Second Lien Holders, the “Holders”) of its 10.000% Senior Secured Notes due 2019 (the “Stub Notes,” and together with the Existing Notes, the “Notes”) to exchange (the “Exchange Offer”) any and all of its Existing Notes and any and all of its Stub Notes, plus accrued and unpaid interest from and including January 15, 2018 thereon, for up to (1) 1,883,964 newly issued shares (the “New Common Shares”) of SAE’s common stock (the “Common Stock”), (2) 35,000 newly issued shares (the “Series A Preferred Shares”) of SAE’s Series A perpetual convertible preferred stock, (3) 945,000 newly issued shares (the “Series B Preferred Shares” and, together with the Series A Preferred Shares, the “Preferred Shares”) of SAE’s Series B convertible preferred stock (which is mandatorily convertible into 20,542,196 shares of Common Stock, subject to certain conditions, and (4) 8,169,822 warrants (the “Series C Warrants”) to purchase 8,169,822 shares of Common Stock, upon the terms and subject to the conditions set forth in SAE’s Exchange Offer Memorandum and Consent Solicitation Statement dated December 22, 2017 (together with the related letter of transmittal, the “Memorandum”) and (B) consent solicitation (the “Consent Solicitation”) related to the adoption of proposed amendments to each of the indenture governing the Existing Notes and the indenture governing the Stub Notes, in each case, together with the related security and collateral agreements relating to the Notes (collectively, the “Proposed Amendments”), each as described in the Memorandum. The Proposed Amendments will not be operative until the Exchange Offer is consummated according to its terms. Any outstanding Notes are subject to the terms of the agreements implementing the applicable Proposed Amendments. The complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Memorandum.
As of the Expiration Time, according to Epiq Corporate Restructuring, the exchange agent for the Exchange Offer and the Consent Solicitation, the aggregate principal amount of Existing Notes tendered at or prior to the Expiration Time was $78,037,389, or approximately 91.8% of the $84,989,643 of outstanding Existing Notes; and, the aggregate principal amount of Stub Notes tendered at or prior to the Expiration Time was $7,000, or less than 1.0% of the $1,872,000 of outstanding Stub Notes. The holders of Existing Notes party to SAE’s Restructuring Support Agreement dated as of December 19, 2017 have agreed to waive the minimum tender condition, and SAE intends to accept all tendered Notes for exchange and expects to pay the exchange consideration with respect to such Notes on January 29, 2018 (the “Settlement Date”). In exchange for each $1,000 principal amount of Existing Notes plus accrued and unpaid interest from and including January 15, 2018 thereon or $1,000 principal amount of Stub Notes plus accrued and unpaid interest from and including January 15, 2018 thereon that are tendered by Holders at or before the Expiration Time and accepted for exchange by

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SAE, Holders will receive the Exchange Consideration, which consists of (i) 21.8457 New Common Shares, (ii) 0.4058 Series A Preferred Shares, (iii) 10.9578 Series B Preferred Shares, and (iv) 94.7339 Series C Warrants.
The New Common Shares, the Series A Preferred Shares, the Series B Preferred Shares, and the Series C Warrants have not been registered under the Securities Act of 1933 (the “Securities Act”), as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. As a result, these securities will be transfer restricted securities within the meaning of the U.S. federal securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact

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SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4400
rabney@saexploration.com

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